Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in Amendment No. 4 to the Registration Statement (Form S-3 No. 333-176944)  and the related prospectus of Tortoise Capital Resources Corporation for the registration of common stock, preferred stock, depository shares, subscription rights, warrants, debt securities and units and to the incorporation by reference of our reports (a) originally filed with the SEC on February 13, 2012, and as amended and filed with the SEC on May 1, 2012 and June 1, 2012 with respect to the financial statements of Tortoise Capital Resources Corporation, and the effectiveness of internal control over financial reporting of Tortoise Capital Resource Corporation, included in its Annual Report (Form 10-K) for the year ended November 30, 2011 and (b) dated March 13, 2012, with respect to the statement of revenues over certain operating expenses of General Foods Credit Corporation, as owner participant  (“GFCC”) and U.S. Bank National Association, successor to the First National Bank of Boston as owner Trustee (“Owner Trustee”) included in a Current Report on Form 8-K dated March 13, 2012, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 6, 2012